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                                                                   EXHIBIT 10.3


                       1995 Employment Agreement between
                     CytRx Corporation and Jack J. Luchese


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                           1995 EMPLOYMENT AGREEMENT


                                    BETWEEN

                               CYTRX CORPORATION

                                      AND

                                JACK J. LUCHESE

         This Employment Agreement ("Agreement") is made and executed this _____ day of March, 1995 effective January 1, 1995 (the "Effective Date"), by and between CYTRX CORPORATION ("CytRx" or the "Company"), a Delaware Corporation having its principal place of business at 154 Technology Parkway, Technology Park/Atlanta, Norcross, Georgia 30092, and JACK J. LUCHESE ("Mr. Luchese") who currently resides at 3030 Castle Pines Drive, Duluth, Georgia 30136.

         WHEREAS, CytRx employed Mr. Luchese as its President and Chief Executive Officer pursuant to an Employment Agreement dated March 13, 1989, and amended by Amendment Nos. 1 dated May 11, 1989, and March 14, 1991, Amendment No. 2 dated March 24, 1993, Amendment No. 3 dated May 11, 1993, and Amendment No. 4 dated June 20, 1994 (collectively, the "1989 Agreement").

         WHEREAS, the Compensation Committee of the Board of Directors of the Company at its meeting on December 8, 1994, approved certain changes to the terms of the employment of Mr. Luchese with the Company.

         WHEREAS, as a result of the foregoing, both the Company and Mr. Luchese concluded that the 1989 Agreement should be amended and restated so as to reflect the changes.

         WHEREAS, the Company and Mr. Luchese executed the 1995 Employment Agreement on February 20, 1995 (the "Original Execution Date"), and subsequently determined to amend Paragraphs 3(b) and 7(c) of the Agreement, but not any of the terms and conditions relating to the Executive Warrants as defined below.

         WHEREAS, this Agreement amends and restates the 1995 Employment Agreement.

         WHEREAS, the Board has authorized the execution of this Agreement.


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         NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, the parties do hereby agree as follows:

1.       EMPLOYMENT.

         (a) The 1989 Agreement is hereby terminated as of the Effective Date, except for the Category I Warrants, the Category II Warrants, the 1994 Warrants and the Category IV Warrants (collectively, the "Executive Warrants"), which were granted pursuant to the terms of such Agreement. The Executive Warrants were amended and restated on the Original Execution Date, and as so amended and restated are set forth in separate warrant agreements effective as of the Original Execution Date.

         (b) CytRx agrees to and does hereby engage and employ Mr. Luchese as President and Chief Executive Officer of CytRx Corporation for the term and upon the terms and conditions set forth herein, and Mr. Luchese accepts such offer of employment. It is also understood and agreed that Mr. Luchese will serve as a director of the Company, without additional compensation, for any term he is elected to serve. During the term of this Agreement, the Board of Directors will take such actions as may be required to nominate and recommend Mr. Luchese for election as a director by the shareholders. Mr. Luchese agrees to discharge his duties hereunder in accordance with the direction of the Board of Directors of CytRx and to follow diligently and implement faithfully all management policies and decisions communicated to him by the Board of Directors. During the employment of Mr. Luchese by CytRx, Mr. Luchese shall devote his full and undivided time, attention, energies and loyalty to the Company's business but the foregoing shall not be construed to prevent Mr. Luchese from making investments in other businesses or enterprises or engaging in any other business activity that does not interfere with Mr. Luchese's duties under this Agreement, or conflict with his obligations under Paragraph 11 hereof or otherwise represent a conflict of interest with his duties to CytRx. Notwithstanding the above, Mr. Luchese may serve on the Board of Directors of companies not affiliated with CytRx, and receive compensation in connection therewith, if such position is approved by the Board of Directors of CytRx.

2. TERM AND RENEWAL. The term of Mr. Luchese's employment hereunder will be for a period commencing on the date hereof, and continuing until December 31, 1998 (the "Expiration Date"), unless Mr. Luchese's employment is terminated by either party pursuant to Paragraph 7 of this Agreement.

3.      SALARY.

        (a) For services provided hereunder, Mr. Luchese will be paid an annual base salary. The initial base salary shall be Two Hundred Ninety-Five Thousand Dollars ($295,000). The base salary shall be reviewed by the Board of Directors of the Company no less than once each calendar year. The base salary will be increased each year consistent with the average overall merit increases, if any, granted to all employees as a


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whole for such year, but will not be decreased. If the base salary is increased, then the increased amount shall be deemed the "base salary" for all purposes under this Agreement.

         (b) It is understood and contemplated that, in addition to the foregoing annual base salary, Mr. Luchese will be eligible to receive cash bonuses in each calendar year during the term of this Agreement in such amounts, if any, as shall be determined from time to time by the Board of Directors of the Company in its sole discretion. The bonus for the last three
(3) calendar quarters of 1994 shall accrue, and become due and payable, on April 1, 1995. The bonuses for each of 1995 and all future years shall accrue, and become due and payable, on January 1 of the following year, or any later time requested by Mr. Luchese. If this Agreement expires on the Expiration Date, then the obligation of the Company to pay a bonus to Mr. Luchese on January 1, 1999, shall survive such expiration, and the Company shall pay such bonus to Mr. Luchese as if this Agreement remained in full force and effect

4. FRINGE BENEFITS. Mr. Luchese, during the period of his employment hereunder, will receive fringe benefits such as insurance, vacation leave, sick leave and participation in any retirement plan as may exist from time to time for all other executive officers of the Company; provided, however, that, during the term of this Agreement, the Company shall maintain at its expense a long-term disability policy for the benefit of Mr. Luchese, which will provide coverage equal to a percentage of Mr. Luchese's base salary consistent with the percentage coverage provided to the other executive officers of the Company. Such insurance shall include any group long-term disability insurance on Mr. Luchese that the Company maintains for the benefit of its senior executives.
Mr. Luchese will not receive an automobile or automobile expense allowance. Mr. Luchese shall be entitled to six weeks of vacation leave, annually, which shall be paid at his base salary, and shall accrue and be used in accordance with the policies and procedures of the Company.

5. REIMBURSEMENT OF BUSINESS EXPENSES. The Company will promptly reimburse Mr.Luchese for all business expenses incurred by him in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses.

6.       THE EXECUTIVE WARRANTS.

         (a) Category I and Category II Warrants. Under the 1989 Agreement, the Company granted to Mr. Luchese Category I Warrants to purchase 1,550,000, and Category II Warrants to purchase 650,000, shares of CytRx Common Stock. To evidence an extension of the expiration date (from February 22, 1999 to December 31, 2004) of such warrants granted prior to 1990 and the incorporation of the terms of this Agreement, Mr. Luchese has surrendered Warrant Nos. WI-1 (150,000 shares), WI-2 (400,000 shares), WI-3 (400,000 shares), WI-4 (400,000 shares) and WII-1 (650,000 shares) to the


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Company for cancellation and, on the Original Execution Date, received Warrant
No. WI/II-1 (2,000,000 shares). To evidence the incorporation of the terms of this Agreement in the balance of the warrants, Mr. Luchese has surrendered Warrant Nos. WI-5 (100,000 shares) and WI-6 (100,000 shares) for cancellation and, on the Original Execution Date, received Warrant No. I/II-2 (200,000 shares). All of such warrants have vested in full.

         (b)      1994 Warrants and Category IV Warrants.

                  (1) Under the 1989 Agreement, the Company granted to Mr. Luchese 1994 Warrants and Category IV Warrants to purchase 600,000 shares of CytRx Common Stock at $4.25 and $4.00 per share during the sixteen calendar quarters beginning with April 1, 1994, and ending on March 31, 1998. As amended and restated on the Original Execution Date, the 1994 Warrants and the Category IV Warrants grant Mr. Luchese the right to purchase 529,706 shares of CytRx Common Stock at $1.75 per share during the nineteen calendar quarters beginning with April 1, 1994, and ending on December 31, 1998. The warrants were amended and restated to effect two changes. First, the Company repriced the warrants that vested during 1994 using the repricing formula applied to options held by employees of the Company generally. The formula reduced Mr. Luchese's right to purchase 180,000 shares of CytRx Common Stock at $4.25 per share to a right to purchase 129,706 shares of CytRx Common Stock at $1.75 per share. Second, in exchange for Mr. Luchese's agreement to extend the term of his employment under this Agreement for an additional 18 months (previously, Mr. Luchese had a one-year renewal option to extend the term of his employment until July 1,
1998), the Company amended the warrants that vested after 1994 to reduce the shares of CytRx Common Stock subject to the warrants from 420,000 to 400,000, to reduce the exercise price from $4.25 and $4.00 to $1.75, and to change a "back-end loaded" vesting schedule designed to induce Mr. Luchese to exercise his renewal option to a schedule that vests warrants to purchase an equal number of shares each calendar quarter.

                  (2) To evidence changes in the exercise price and shares subject to the 1994 Warrants and the incorporation of the terms of this Agreement, Mr. Luchese has surrendered Warrant No. WIII-1 (300,000 shares) for cancellation and, on the Original Execution Date, received Warrant No. WIII-2 (129,706 shares). All of such warrants have vested in full.

                  (3) To evidence changes in the exercise price, vesting schedule, expiration date and shares subject to the Category IV Warrants and the incorporation of the terms of this Agreement, Mr. Luchese has surrendered Warrant No. WIV-1 (300,000 shares) for cancellation and, on the Original Execution Date, received Warrant No. WIV-2 (400,000 shares). The Category IV Warrants shall vest and be exercisable as to 25,000 shares on the date hereof and, thereafter, on the first day of each calendar quarter, beginning on April 1, 1995, and ending on October 1, 1998.


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         (c)      Other Registration, Vesting and Exercise Rights.

                  (1) In addition to any other registration rights Mr. Luchese may have, as soon as reasonably practicable, but in no event later than May 1, 1995, the Company shall file with the Securities and Exchange Commission a registration statement to register the shares of Common Stock to be acquired under the 1994 Warrants or the Category IV Warrants under the Securities Act of 1933, and shall use its best efforts to keep such registration statement effective and remain current for as long as Mr. Luchese has the right to exercise the Executive Warrants and for a period of six (6) months thereafter, if such additional period is required to allow Mr. Luchese to dispose of the Warrant Shares in an orderly fashion.

                  (2) All rights to purchase CytRx stock pursuant to the Executive Warrants that have vested prior to or upon the termination of Mr. Luchese's employment with the Company may be exercised by Mr. Luchese at any time until the expiration of such rights under the applicable warrant agreement, even after Mr. Luchese's employment with the Company has been terminated. All rights to purchase CytRx stock pursuant to the Executive Warrants that by their terms vest after the termination of Mr. Luchese's employment with the Company shall terminate on the effective date of the termination of Mr. Luchese's employment.

                  (3) All of the Category IV Warrants shall become fully vested in the event of the termination of Mr. Luchese's employment in the circumstances described in Paragraph 7(b) or 7(c) prior to the Expiration Date.

                  (4) All of the Category IV Warrants shall become fully vested upon an extraordinary corporate event such as a Change of Control (as defined in Paragraph 8 hereof).

                  (5) For all purposes of the Agreement and the Executive Warrants, (A) in the event of the death of Mr. Luchese, the Executive Warrants may be exercised by his personal representative, executor, or heirs (whether by will or by the laws of descent and distribution), and (B) in the event of the incapacity of Mr. Luchese, the Executive Warrants may be exercised by his duly appointed attorney-in-fact or other authorized person, in each case, to the same extent such warrants have vested and are exercisable by the Holder (as defined in the Executive Warrants) in accordance with the terms thereof.

7.       TERMINATION OF EMPLOYMENT AND THIS AGREEMENT.

         (a) If Mr. Luchese's employment is terminated by the Company for cause (as hereinafter defined) or if Mr. Luchese voluntarily leaves the employment of the Company prior to the Expiration Date, the Company will pay Mr. Luchese the equivalent of three (3) months' salary at the base salary, and three (3) months continuation of fringe benefits then being received by Mr. Luchese. For purposes of this Agreement, termination "for


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cause" means termination of Mr. Luchese's employment by action of a majority of the members of the Board of Directors who are not employees of CytRx or any subsidiary, because of:

                  (1) material breach of contract,

                  (2) failure or inability to carry out reasonable directives of the Board of Directors,

                  (3) conviction of Mr. Luchese for a felony, even if such conviction is subject to appeal,

                  (4) uncontroverted evidence of falsification of records or statements of the Company,

                  (5) uncontroverted evidence of intentional misuse of Company funds or property, or

                  (6) other substantial misconduct which, in the reasonable judgment of the Board, results in material adverse effect, discredit or disrepute to the Company.

         A termination of employment for any cause listed in clauses (1), (2) or (6) above shall be effective only if Mr. Luchese has first been given notice by the Board of Directors of the alleged breach, failure to perform or misconduct and such breach, failure to perform or misconduct continues for fifteen days following the date of such notice.

         (b) If this Agreement expires on the Expiration Date, or if the sooner termination of Mr. Luchese's employment and this Agreement is not for cause, not because of Mr. Luchese's death or disability and not because of his voluntary termination of employment, then the Company will continue to make semi-monthly base salary payments for a period of one year after the Expiration Date or the earlier effective date of termination; provided, however, that (1) in the case of the expiration of this Agreement on the Expiration Date, the one-year salary continuation period shall be reduced by the period of time before the Expiration Date that the Board of Directors gives Mr. Luchese written notice that it intends to allow the Agreement to expire, or not to pay the full salary continuation obligation if negotiations to renew the Agreement are unsuccessful, and (2) in all cases, Mr. Luchese's rights to receive salary continuation payments are contingent upon his using his best efforts to find a new job commensurate with his position as the chief executive officer and member of the Board of directors of the Company. If Mr. Luchese obtains a position during the one-year salary continuation period (whether commensurate with his position with the Company or not) the obligation for salary continuation hereunder shall be limited to an amount equivalent to the difference, if any, between the base salary under this Agreement and the base salary paid to him by his new


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employer. Fringe benefits provided during employment shall be continued until
Mr. Luchese finds another job as provided for under this Subparagraph or until the end of the one-year salary continuation period, whichever first occurs.

         (c) If Mr. Luchese's employment and thereby this Agreement is terminated because of Mr. Luchese's death, CytRx shall pay any compensation then due him under this Agreement as of the date of his death to his surviving spouse, or if there is no surviving spouse, to his estate, and shall make to such spouse or his estate, as above, semi-monthly payments of salary based on the annual rate which then would have been applicable to Mr. Luchese's employment for six (6) months after his death, and provide six (6) months' continuation of fringe benefits available to his dependents covered for such benefits at the time of Mr. Luchese's death. If Mr. Luchese becomes permanently disabled or subject to long term disability during the period of his employment hereunder, and CytRx terminates this Agreement other than pursuant to Paragraph 7(a), Mr. Luchese's employment shall be deemed to have been terminated without cause pursuant to Paragraph 7(b); provided, however, that (1) Mr. Luchese shall not be required to find a new job, and (2) instead of the one-year salary continuation, an amount equal to his base salary for one year shall be paid to Mr. Luchese in variable monthly installments until such amount is exhausted, with each installment being equal to the amount that when combined with payments received during such month by Mr. Luchese from the Company under its short-term disability policy, or from one or more insurance companies under long term disability insurance policies maintained by the Company pursuant to Paragraph 4, equals the amount of base salary (calculated on a pre-tax basis) that Mr. Luchese would have received during such month if this Agreement had not been terminated. For example, if (1) CytRx terminates this Agreement because Mr. Luchese becomes permanently disabled at a time when his annual base salary is $300,000, (2) Mr. Luchese is eligible immediately to receive monthly short term disability payments from the Company equal to $25,000 (100% of his base salary) and (3) Mr. Luchese will be eligible after one month to receive long term disability payments from the insurance carrier equal to $15,000 (60% of his base salary), then CytRx will not be obligated to make any payment to Mr. Luchese for the first month and will be obligated to pay Mr. Luchese $10,000 per month (40% of his base salary) for the next 2.5 years (30 months). If, in the above example, Mr. Luchese ceased for any reason to qualify for the insurance company payments after the first 11 months, then the Company shall be obligated to make monthly payments of $25,000 (100% of his base salary) for the following 8 months ($300,000 less the $100,000 already paid divided by $25,000), subject to the salary adjustment described in Paragraph 7(b) if Mr. Luchese obtains a position during the 8 month period.

         It is understood that permanently disabled and subject to long term disability shall mean such sickness, as well as physical or mental disability, that qualifies or, with the passage of time (not to exceed 90 calendar days), will quality Mr. Luchese to receive benefit payments under at least one of the long-term disability policies maintained by the Company for Mr. Luchese in accordance with Paragraph 4. In the event of a dispute as to Mr. Luchese's ability to perform his duties, the Company may refer Mr. Luchese to a


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licensed practicing physician of CytRx's choice and reasonably satisfactory to
Mr. Luchese, and Mr. Luchese agrees to submit to such tests and examinations as such physician shall deem appropriate. The determination by the physician as to whether or not Mr. Luchese is unable to perform substantially his normal duties shall conclusively determine such facts for the purposes of this Paragraph 7(c). Short term illness or injury not amounting to long term disability shall be treated in accordance with any benefit provided under Paragraph 4 of this Agreement.

         It is also understood that, if CytRx becomes obligated to make payments to Mr. Luchese pursuant to this Paragraph 7(c) because of Mr. Luchese's disability and, within a reasonable period of time after Mr. Luchese's termination, a majority of the members of the Board of Directors of the Company who are not employees of CytRx or any subsidiary determine in good faith that Mr. Luchese should have been terminated for cause in accordance with Paragraph 7(a), then the obligations of the Company under this Paragraph 7(c) shall cease after the Company has paid to Mr. Luchese an amount equal to the amount due him pursuant to Paragraph 7(a) and continued Mr. Luchese's fringe benefits for the period of time required by Paragraph 7(a); provided, however, that in no event shall Mr. Luchese be required to repay the Company any amounts paid to him under this Paragraph 7(c).

8.       CHANGE IN CONTROL.

         (a) Applicability. The provisions of this Paragraph 8 shall be effective immediately upon execution of this Agreement, but anything in this Agreement to the contrary notwithstanding, the provisions of this Paragraph 8 shall not be operative unless, during the term of this Agreement, there has been a Change in Control of the Company, as defined in Subparagraph 8(b) below. Upon such a Change in Control of the Company during the term of this Agreement, all of the provisions of this Paragraph 8 shall become operative immediately.

         (b)      Definitions.

         "Board" or "Board of Directors" means the Board of Directors of the Company.

         "Cause" means, for purposes of this Paragraph 8 only, any act that constitutes, on the part of Mr. Luchese, (1) fraud, dishonesty, a felony or gross malfeasance of duty, and (2) that directly results in a demonstrable, material injury to the Company.

         "Change in Control" means either

                  (1) the acquisition, directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) within any twelve (12) month period of securities of the Company representing an aggregate of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or


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                  (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

                  (3) consummation of (A) a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least sixty percent (60%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  (4) the occurrence of any other event or circumstance which is not covered by (1) through (3) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation Committee" means the Compensation Committee of the Board of Directors, or any successor committee.

         "Disability" means Mr. Luchese's probable and expected inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six months. The determination of whether Mr. Luchese suffers a Disability shall be made by a physician acceptable to both Mr. Luchese (or his personal representative) and the Company.

         "Involuntary Termination" means termination of Mr. Luchese's employment by Mr. Luchese following a Change in Control which, in the reasonable judgment of Mr. Luchese, is due to (1) a change of Mr. Luchese's responsibilities, position (including title, reporting relationships, working conditions or Mr. Luchese ceasing for any reason to be a member of the Board of Directors of the Company), authority or duties (including changes resulting from the assignment to Mr. Luchese of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (2) a reduction in Mr. Luchese's compensation or benefits as in effect immediately prior to the Change in Control, or (3) a forced relocation of Mr. Luchese outside the Atlanta, Georgia metropolitan area or significant increase in Mr. Luchese's travel requirements. Involuntary Termination does not include the death or Disability of Mr. Luchese.


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         "Payment Period" means the period that begins on the effective date of the termination of Mr. Luchese's employment hereunder and ends on the Expiration Date; provided, however, that the Payment Period shall be at least one (1) year and not longer than two (2) years.

         (c) Benefits upon Termination of Employment Following a Change in Control.

                (1) Termination. Executive shall be entitled to, and the Company shall pay or provide to Executive, the benefits described in Paragraph 8(c)(2) below if a Change in Control occurs during the term of this Agreement and Executive's employment is terminated within two (2) years following the Change in Control, either (A) by the Company (other than for Cause or by reason of Executive's death or Disability) or (B) by Executive pursuant to Involuntary Termination; provided, however, that if:

                  (x) during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board receives and decides to explore an expression of interest with respect to a transaction which, if consummated, would lead to a Change in Control (either transaction being referred to herein as the "Proposed Transaction"); and

                  (y) Executive's employment is thereafter terminated by the Company other than for Cause or by reason of Executive's death or Disability; and

                  (z) the Proposed Transaction is consummated within one year after the date of termination of Executive's employment,

then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of Executive's employment shall be deemed to have occurred within two (2) years following a Change in Control.

                (2) Benefits to be Provided. If Executive becomes eligible for benefits under Paragraph 8(c)(1) above, the Company shall pay or provide to Executive the benefits set forth in this Paragraph 8(c)(2).

         (A) Salary. Executive will continue to receive his current base salary (subject to withholding of all applicable taxes and any amounts referred to in (C) below) for the Payment Period in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after his termination of employment; provided further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made.

         (B) Bonuses. Executive shall receive bonus payments from the Company for the Payment Period in an amount for each such month equal to one-twelfth of the average of the bonuses paid to him for the two calendar years immediately preceding the year in which such


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termination occurs. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than thirty
(30) days after termination of employment; provided, that the amount of such lump sum payment shall be determined by taking the bonus payments (as of the payment date) to be made.

         (C) Health and Life Insurance Coverage. The health and life insurance benefits coverage provided to Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated, beginning on the date of such termination and ending on the last day of the Payment Period. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period at the same level and on the same terms as provided to Executive immediately prior to his termination, to the extent permitted by the applicable policies or contracts and with such reasonable increases as applicable to other participants for the same or similar coverage. Any costs Executive was paying for such coverages at the time of termination (plus reasonable increases as applicable to other participants for the same or similar coverage) shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Subparagraph do not permit continued participation by Executive, then the Company will use its best efforts to arrange for other coverage, at its expense, providing substantially similar benefits as it can find for other officers in similar positions.

         (D) Executive Retirement Plans. To the extent permitted by the applicable plan, Executive will be fully vested in and will be entitled to continue to participate, consistent with past practices, in all Executive retirement plans maintained by the Company in effect as of his date of termination. Executive's participation in such retirement plans shall continue for the Payment Period (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to Executive under (A) and (B) above shall be treated (unless otherwise excluded) as compensation under the plan. If full vesting and continued participation in any plan is not permitted, the Company shall pay to Executive and, if applicable, his beneficiary, a supplemental benefit equal to the excess of (1) the benefit Executive would have been paid under such plan if he had been fully vested and had continued to be covered for the Payment Period as if Executive had earned compensation described under (A) and (B) above and had made contributions sufficient to earn the maximum matching contribution, if any, under such plan (less any amounts he would have been required to contribute), over (2) the benefit actually payable to or on behalf of Executive under such plan. For purposes of determining the benefit under (1) in the preceding sentence, contributions deemed to be made under a defined contribution plan will be deemed to be invested in the same manner as Executive's account under such plan at the time of termination of employment. The Company shall pay such supplemental benefits (if any) in a lump sum.

         (E) Effect of Lump Sum Payment. The lump sum payment under (A) or (B) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in

(C) and (D) above. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over a period equal to the Payment Period.

         (F) Effect of Death or Retirement. The benefits payable or to be provided under this Agreement shall cease in the event of Executive's death or election to commence retirement benefits under the Company's retirement plan.

         (G) Limitation on Amount. To the extent permitted by law, Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Executive under Section 4999 of the Code.

9. NO RESTRICTIONS ON MR. LUCHESE'S EMPLOYMENT BY CYTRX. Mr. Luchese represents as a condition of this Agreement that he is not under any existing employment agreement, noncompetition agreement or other legally binding agreement which would prohibit or in any manner restrict his employment hereunder with CytRx.

10. EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT. Mr. Luchese and the Company are parties to a confidentiality and invention assignment letter agreement dated November 3, 1994, which shall be deemed to be incorporated into this Agreement as if fully set forth in this Paragraph 10.

11.      RESTRICTIONS ON COMPETITION.

         (a) During Employment. In order to protect CytRx's investment, which includes but is not limited to, time, money and proprietary information, and in recognition of the unique character of the Trade Secrets and other Confidential Information which are the basis of CytRx's business and future business opportunities, in recognition of the worldwide geographic scope of CytRx's business and/or potential business opportunities and Mr. Luchese's contemplated role, responsibilities and knowledge therefor, for the entire period of Mr. Luchese's employment by CytRx, Mr. Luchese agrees that he will not work as a consultant for or directly or indirectly perform services anywhere in the world for himself or any other person, firm or corporation in competition with CytRx. A business in competition with CytRx includes any business activity being actively investigated or contemplated by CytRx during the period of Mr. Luchese's employment by CytRx. Without limitation on the foregoing, but by way of example, businesses currently contemplated by CytRx as being in competition with it include pharmaceutical businesses engaged in or considering engaging in manufacture, marketing or development of commercial products in any and all of the following areas:

                  (1)      Immune system stimulating compounds and methods;

                  (2)      Growth stimulation of animals;

                  (3) all formulations and methods using the surface-active copolymers described in U.S. Patent No. 4,801,452, U.S. Patent Application Serial No. 291,925, U.S. Patent Application Serial No. 107,358, U.S. Patent Application Serial No. 208,335, and U.S. Patent Application Serial No. 150,731.

                  (4)      Mycobacterial and antiviral chemotherapy; and

                  (5)      Vaccine adjuvants.

         (b) For two (2) years after termination of employment. In order to protect CytRx's investment, which includes but is not limited to, time, money and proprietary information and in recognition of the unique character of the Trade Secrets and other Confidential Information which are the basis of CytRx's business and future business opportunities, in recognition of the worldwide geographic scope of CytRx's business and/or potential business opportunities and Mr. Luchese's contemplated role, responsibilities and knowledge therefor, for a period of two (2) years following the termination of Mr. Luchese's employment with CytRx, regardless of the reason therefor, Mr. Luchese agrees that he will not work as a consultant for or directly or indirectly perform services anywhere in the world for himself or any other person, firm or corporation in any capacity involving the study, development, use, manufacture or marketing of all formulations and methods using the surface-active copolymers described in U.S. Patent No. 4,801,452, U.S. Patent Application Serial No. 291,925, U.S. Patent Application Serial No. 107,358, U.S. Patent Application Serial No. 208,335, and U.S. Patent Application Serial No. 150,731.

         The foregoing shall not preclude (1) the employment of Mr. Luchese, whether as a director, officer, employee, consultant or otherwise, by a research partner, joint venture partner, licensee or other person, or corporation or entity that at such time is authorized by CytRx to have rights in or to restricted products, or (2) the ownership by Mr. Luchese of investment securities representing not more than three (3) per cent of the outstanding voting securities of company engaged in a pharmaceutical business, whose stock and/or securities are traded on a national stock exchange or national quotations system, provided that such investment is passive and not with the intention of controlling such business.

         (c) Mr. Luchese will notify the Company at least three (3) weeks before he is to begin any employment or activity which is described in Subparagraph (b) of this Paragraph if such employment or activity would commence within two (2) years after the termination of his employment with CytRx. Such notice shall be in writing and shall contain a complete description of such offer, including the position and the responsibilities involved.

         (d) Mr. Luchese agrees and acknowledges that the restrictions on competition contained herein including their geographic and product scope are necessary and reasonable to protect the interests of CytRx and that the Company's Trade Secrets and other Confidential Information of which he will become acquainted, if used anywhere in the world during the period in which he has agreed not to use them or to disclose them would cause CytRx serious and irreparable damage and harm. Mr. Luchese represents and admits that upon the termination of his employment with CytRx, his experience and capabilities are such that he can obtain employment engaged in other lines of endeavor and that the enforcement of this Agreement would not prevent him from earning a livelihood.

12.      ACKNOWLEDGMENTS.

         (a) It is understood and contemplated by the parties that if the obligations undertaken herein in Paragraphs 10 and 11 were breached in any way, irreparable harm to the Company should be presumed. Damages might be difficult if not impossible to ascertain, and the faithful observance of the terms of this Agreement during and after termination of Mr. Luchese's employment is an essential condition to his employment with the Company. In light of these considerations, Mr. Luchese agrees that a court of competent jurisdiction may immediately enjoin any breach or threatened breach of Paragraphs 10 and 11 to this Agreement, without waiver of any other rights and remedies which the Company may have at law.

         (b) The obligations undertaken in Paragraphs 10 and 11 of this Agreement survive the termination of Mr. Luchese's employment hereunder for the period specified in each such Paragraph and the termination of this Agreement, regardless of the reason therefor.

         The obligations of CytRx to Mr. Luchese following his termination of employment as set forth in Paragraphs 3(b), 6, 7 and 8 shall survive the termination of this Agreement until satisfied in accordance with the terms thereof.

         (c) The rights of Mr. Luchese under this Agreement are in addition to any other rights or remedies he may have in law or in equity in the event CytRx breaches this Agreement, all of which rights and remedies are preserved in full. Without limiting the foregoing, the rights of Mr. Luchese under Paragraph 7 herein do not limit any right he would have upon termination of employment caused by a breach of CytRx. However, any damages he may sustain shall be reduced by the payments required to be made under this Agreement.

13.      CONSTRUCTION OF AGREEMENT.

         (a) It is the intention of the parties to this Agreement that any construction of this Agreement or Paragraph thereof shall be in favor of its legality and enforceability and that any construction causing illegality or unenforceability should yield to a construction favoring legality and enforceability. Further, the parties agree that should any portion of this Agreement be judicially held invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding any remaining portion of this Agreement not so declared and that any portion held to be invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, otherwise to be stricken from this Agreement, but only to the extent required for purposes of maintaining the legality, validity and enforceability of this Agreement and all portions thereof in the jurisdiction so holding.

         (b) It is understood that use of the word "and" herein included the disjunctive as well as its injunctive meaning whenever such meaning would broaden the protection to the Company in the context in which it is used.

14. NO WAIVER. No waiver of any breach of this Agreement may be construed or deemed as a waiver of any succeeding breach of this Agreement.

15. PERSONAL SERVICES. It is understood and contemplated that this Agreement provides for personal services of Mr. Luchese to the Company.

16. NO INTERFERENCE. For two (2) years following the termination of Mr. Luchese's employment hereunder, regardless of the reason therefor, Mr. Luchese will not intentionally disrupt or attempt to disrupt the Company's business relationship with its customers or suppliers, nor solicit any of the Company's employees to terminate their employment with CytRx.

17. CERTIFICATION BY EMPLOYEE. Mr. Luchese certifies that he has received a copy of this Agreement for review and study before being asked to execute it, that he has read this Agreement carefully, that he has had a sufficient opportunity before executing this Agreement to ask questions about it and to receive answers to any such questions and that he understands the obligations and rights provided hereunder.

18. ENTIRE AGREEMENT. This Agreement hereto supersedes any and all other agreements, both oral and in writing, between the parties hereto with respect to the employment and terms and conditions thereof of Mr. Luchese by CytRx, and it contains all of the parties' representations, covenants and agreements with respect to such matters. The terms of this Agreement may not be changed orally but only by a subsequent writing signed by the party against whom enforcement of such modification is sought.

19. CAPTIONS. Paragraph captions used herein are for convenience of reference only and shall not change the meaning of the terms of this Agreement.

20. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall inure to the benefit of any successors and assigns of the Company.

21. GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Georgia.

22. CORPORATE AUTHORITY. The Company represents and warrants that this Agreement including the issuance of the warrants (1) has been duly authorized, executed and delivered by the Company, (2) constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, and
(3) does not conflict with or result in a violation of the Company's Certificate of Incorporation, By-laws, or any contract, agreement or instrument to which the Company is a party or is otherwise bound.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date hereof, to be effective as of the Effective Date.

                                        JACK J. LUCHESE:



                                        ----------------------------------------


Attest:                                 CYTRX CORPORATION:



-------------------                     ----------------------------------------
Corporate Secretary                     By:      William B. Fleck
(CORPORATE SEAL)                        Title:   Vice President, Human Resources